Exhibit 99.3

IMMEDIATE RELEASE	June 8, 2011

NEOPROBE DISPUTES PREMISE OF CITIZENS PETITION

- Company Confirms Confidence in Regulatory Pathway for Lymphoseek -

DUBLIN, OHIO – June 8, 2011 — Neoprobe Corporation acknowledges that a Citizen’s Petition has been filed with the U.S. Food & Drug Administration (FDA) by a holder of a short interest in the Company’s stock.  We strongly believe the premise of the Citizen’s Petition is flawed and we continue to believe in the clinical and scientific validity of our trials including the use of vital blue dye as the appropriate comparator for registration purposes based on discussions with the FDA.  We remain confident that Lymphoseek is approvable based on the regulatory pathway we have laid and continue to move forward with our plans to file an NDA in the third quarter.  Neoprobe Corporation is continuing to assess options with our public relations, regulatory and legal advisors to address the unfounded information presented in the petition.

Contacts:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors, LLC — (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. — (212) 508-9670

About Neoprobe
Neoprobe is a biomedical company focused on enhancing oncology patient care and improving patient benefit through radiopharmaceutical product development.  Neoprobe is actively developing two radiopharmaceutical agent platforms – Lymphoseek® and RIGScanTM CR – to help surgeons better identify and treat certain types of cancer.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline program through continued investment and selective acquisitions.  For more information, please visit www.neoprobe.com.

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NEOPROBE CORPORATION
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The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.